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                                                                 EXHIBIT 10.23

                         EXECUTIVE EMPLOYMENT AGREEMENT

     This Agreement in entered into between Jeff D. Morris ("Executive") and Alon USA GP, Inc., a Delaware corporation ("Employer" or "Company") on July 31, 2000, who, in return for the mutual promises set forth herein, agree as follows:

     1. POSITION/TERM. (a) The term of the Executive's employment hereunder shall commence upon the closing of the acquisition by the Company and its affiliates of the Southwest Business Unit and marketing assets of the Southeast Business Unit of ATOFina PetroChemicals, Inc. (formerly FINA Oil and Chemical Company ("ATOFina")) (the "Commencement Date"); provided that, for purposes of Sections 2, 3 and 4 hereof, Executive shall be deemed to have commenced employment as of August 1, 2000.

          (b) Throughout the term of this Agreement, Employer shall employ Executive and Executive shall render services to Employer in the capacity and with the title of President and Chief Executive Officer. Executive shall devote his full time and best effort to the successful functioning of the business of Employer and shall faithfully and industriously perform all duties pertaining to his position, including such additional duties as may be assigned from time to time, to the best of Executive's ability, experience and talent. Executive shall be subject at all times during the term hereof to the direction and control of Employer in respect of the work to be done.

          (c) Executive's employment hereunder shall be for an initial term of three (3) years from the Commencement Date. Thereafter, the term shall renew automatically each year for a term of one year, unless either party provides the other with written notice at least 30 days prior to the expiration of the term.

     2. COMPENSATION. (a) Executive's salary ("Base Compensation") shall be $308,000 per year, payable bi-weekly (unless the payroll practice of the Company changes to monthly or semi-monthly) in arrears and subject to change only with the mutual written consent of Employer and Executive. It is the intent of the Company to develop guidelines for annual merit increases for salaries of all salaried employees/management, including Executive.

          (b) Executive shall be entitled to participate in an annual incentive bonus program containing the terms and conditions set forth in Exhibit A attached hereto and incorporated herein. Executive shall also be entitled to receive an incentive bonus upon the occurrence of certain transactions resulting in a change in control of Employer as set forth in Exhibit A-1.

          (c) Executive shall be entitled to participate in the Alon USA Operating, Inc. 2000 Stock Option Plan and the Alon Assets, Inc. 2000 Stock Option Plan pursuant to Incentive Stock Option Agreements attached hereto and incorporated herein as Exhibit B.
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                  (d)      Executive will participate in a benefit restoration
plan with respect to his benefit under the Company's defined benefit pension plan having the terms and conditions set forth on Exhibit C to this Agreement.

         3. FRINGE BENEFITS; REIMBURSEMENT OF EXPENSES. Employer shall make available, or cause to be made available to Executive, throughout the period of his employment hereunder, such benefits, including any disability, hospitalization, medical benefits, retiree health benefits, life insurance, pension plan or other benefits or policy, as may be put into effect from time to time by Employer generally for other executives at the level of Executive. Benefits under such plans shall be based on the combined years of service of the Executive for Employer and ATOFina unless Executive has received a severance benefit form ATOFina, in which event benefits under such plans shall be based upon the seniority and years of service with Employer. The Company expressly reserves the right to modify such benefits at any time, subject to the provisions of paragraph 10(b) hereof.

         Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by the Executive, in accordance with and subject to applicable Company expense incurrence and reimbursement policies

         4. VACATION. The number of vacation days to which Executive shall be entitled each year shall be based on the combined years of service of the Executive for Employer and ATOFina as follows - 20 days after 10 years, 25 days after 20 years and 30 days after 30 years. Unless otherwise agreed, vacation may not be carried over into a new calendar year. Vacation time shall be taken only after providing reasonable notice to the person to whom the Executive reports.

         5. COMPLIANCE WITH EMPLOYER POLICIES. Executive shall comply with and abide by all employment policies and directives of Employer. Employer may, in its sole discretion, change, modify or adopt new policies and directives affecting Executive's employment. In the event of any conflict between the terms of this Agreement and Employer's employment policies and directives, the terms of this Agreement will be controlling.

         6.       RESTRICTIVE COVENANT

                  (a) In consideration of the confidential information of Employer provided to Executive and the other benefits provided to Executive pursuant to this Agreement, Executive agrees that during the term of Executive's employment with Employer and for a period of one year following any termination of Executive's employment, if the Executive terminates employment during the first two years of Executive's employment, or nine months, if the Executive terminates employment after the first two years of employment (the "Non-Compete Period"), Executive will not, without the prior written consent of Employer, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity conduct any business, or assist any person in conducting any business, that is in competition with the business of Employer or its Affiliates (as defined below).


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                  (b) In addition to any other covenants or agreements to
which Executive may be subject, during the Non-Compete Period, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Employer for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with Employer or its Affiliates.

For the purposes of this Agreement, the "business of Employer or its Affiliates" means the business of refining petroleum distillates and the wholesale distribution of such products in the Territory. The term "Affiliates" means all subsidiaries of Employer and each person or entity that controls, is controlled by, or is under common control with Employer. The "Territory" means the states of Texas, New Mexico, Arizona, Arkansas, Louisiana and Oklahoma. It is understood and agreed that the scope of each of the covenants contained in this Section 6 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interest of Employer. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative. The terms of this
Section 6 shall not apply to the ownership by Executive of less that 5% of a class of equity securities of an entity, which securities are publicly traded on the New York Stock Exchange, the American Stock Exchange, or the National Market System of the National Association of Securities Dealers Automated Quotation System. The provisions of this Section 6 will survive any termination or expiration of this Agreement.

         7. CONFIDENTIALITY. (a) Executive recognizes that during the course of employment, Executive will be exposed to information or ideas of a confidential or proprietary nature which pertain to Employer's business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, but not limited to, specifications, designs plans, drawings, software, data, prototypes, the identity of sources and markets, marketing information and strategies; business and financial plans and strategies, methods of doing business; data processing and management information and technical systems, programs and practices; customers and users and their needs, sales history; and financial strength), and such information of third parties which has been provided to Employer in confidence ("Confidential Information"). All such information is deemed "confidential" or "proprietary" whether or not it is so marked, provided that it is maintained as confidential by the Company. Information will not be considered to be Confidential Information to the extent that it is generally available to the public. Nothing in this Section 7 will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge.

                  (b) Executive shall hold Confidential Information in confidence, use it only in connection with the performance of duties on behalf of Employer, and restrict its disclosure to those directors, employees or independent contractors of Employer having a need to know.

                  (c) Executive shall not disclose, copy or use Confidential Information for the benefit of anyone other than Employer without Employer's prior written consent.

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                  (d)      Executive shall, upon Employer's request or
Executive's termination of employment, return to Employer any and all written documents containing Confidential Information in Executive's possession, custody or control.

         8. NON-INTERFERENCE WITH EMPLOYMENT RELATIONSHIPS. During Executive's employment with Employer, and for a period on one (1) year thereafter, Executive shall not, without Employer's prior written consent, directly or indirectly: (a) induce or attempt to induce any employee to leave the Employer's employ; or (b) interfere with or disrupt the Employer's relationship with any of its employees or independent contractors.

         9. COPYRIGHT, INVENTIONS, PATENTS. Employer shall have all right, title and interest to all features (including, but not limited to, graphic designs, copyrights, trademarks and patents) created during the course of or resulting from Executive's employment with Employer. Executive hereby assigns to Employer all copyright ownership and rights to any work developed by Executive and reduced to practice for or on behalf of Employer or which relate to Employer's business during the course of the employment relationship. At Employer's expense, Executive shall do all other things including, but not limited to, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to Employer's intellectual property rights, necessary or appropriate for Employer to obtain, maintain, and assert its rights in such work.

         10. TERMINATION OF EMPLOYMENT. (a) Employer may terminate Executive's employment hereunder at any time for Cause. For purposes hereof, Cause shall mean: (i) conviction of a felony or a misdemeanor where imprisonment is imposed for more than 30 days; (ii) commission of any act of theft, fraud, dishonesty, or falsification of any employment or Employer records; (iii) improper disclosure of Confidential Information, (iv) any intentional action by the Executive having a material detrimental effect on the Company's reputation or business; (v) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Executive of written notice of such breach; (vi) unlawful appropriation of a corporate opportunity; or (vii) intentional misconduct in connection with the performance of any of Executive's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure to the detriment of the Company any profit in connection with any transaction entered into on behalf of the Company, any material misrepresentation to the Company, or any knowing violation of law or regulations to which the Company is subject. Upon termination of Executive's employment with the Company for Cause, the Company shall be under no further obligation to Executive, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law).

                  (b) Employer may terminate Executive's employment hereunder without Cause, or Executive may terminate his employment hereunder for Good Reason, upon not less than thirty (30) days prior written notice. In the event of any such termination, Executive shall be entitled to receive his Base Compensation through the termination date and any annual bonus entitlement, prorated for the number of months of employment for the fiscal year in question, all accrued benefits and vacation to the date of termination (and to


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the extent required by law), plus, during the first two years of Executive's employment hereunder, an additional amount of severance payment equal to one year's Base Compensation as in effect immediately before any notice of termination, and, after the first two years of Executive's employment hereunder, an additional amount of severance payment equal to nine months' Base Compensation as in effect immediately before any notice of termination. "Good Reason" means (i) without the Executive's prior written consent, the Employer reduces Executive's Base Compensation or the percentage of Executive's Base Compensation established as Executive's maximum target bonus percentage for purposes of Employer's annual cash bonus plan, or fails to continue in effect defined benefit pension plans having vesting and benefit terms substantially similar to those of the defined benefit plans maintained by ATOFina for the benefit of Executive prior to the Commencement Date, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan providing the Executive with substantially similar benefits) has been made with respect to such plan; (ii) any material breach of this Agreement, which breach is not cured within ten (10) business days following receipt by Employer of written notice of such breach, (iii) Employer requires Executive to be based at an office or location that is more than thirty-five (35) miles from the location at which Executive was based as of the Commencement Date, other than in connection with reasonable travel requirements of Employer's business, (iv) the delivery by Employer of notice pursuant to Section 1(c) of this Agreement that it does not wish this Agreement to automatically renew for any subsequent year, and (v) Executive is not elected to serve as a member of the Board of Directors of Employer and of any affiliate of Employer in whom Executive owns or has the right to acquire any equity securities.

         (c) Executive may terminate the employment relationship hereunder with not less than thirty (30) days prior written notice. Upon any such termination of Executive's employment, other than for Good Reason, the Company shall be under no further obligation to Executive, except to pay all earned but unpaid Base Compensation and all accrued benefits and vacation to the date of termination (and to the extent required by law), subject to the provisions of any other agreement to which the Executive and the Company are a party, including but not limited to any stock option agreement or shareholders agreement.

         (d) The provisions of Sections 6, 7, 8 and 9 of this Agreement will continue in effect notwithstanding any termination of Executive's employment.

    11. MEDIATION AND ARBITRATION. (a) Employer and Executive hereby state their mutual desire for any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Employer, including, but not limited to, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, workers' compensation retaliation, defamation, tortious infliction of emotional distress, unfair competition, and conversion ("Legal Dispute"), to be resolved amicably, if possible, and without the need for litigation.

         (b) Based on this mutual desire, in the event a Legal Dispute arises, the parties shall utilize the following protocol:



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               (i)  The parties shall first submit the Legal Dispute to
mediation under the auspices of the American Arbitration Association ("AAA") and pursuant to the mediation rules and procedures promulgated by the AAA.

               (ii) In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution of the Legal Dispute. The parties expressly waive their rights to bring action against one another in a court of law, except as expressly provided in subsection (d). The parties hereto acknowledge that failure to comply with this provision shall entitle the non-breaching party not only to damages, but also to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the "National Rules for the Resolution of Employment Disputes," or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in Dallas, Texas.

          (c) Notice of submission of any Legal Dispute to mediation shall be provided no later than three hundred sixty-five (365) calendar days following the date the submitting party became aware of the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.

          (d) Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Employer arising in connection with paragraphs 6, 7, 8 or 9 may be brought in any court of competent jurisdiction.

          (e) Each party acknowledges that a remedy at law for any breach or attempted breach of paragraphs 6, 7, 8 or 9 of this Agreement will be inadequate, agrees that Employer will be entitled to specific performance and injunctive and other equitable relief in case of any breach or attempted breach, and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. Except as provided in subsection (c) no delay or omission in exercising any right or remedy set forth in this Agreement shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.

     12. ASSIGNMENT. This Agreement shall not be assignable by either party except that upon any sale or transfer of all or substantially all of its business by Employer, Employer may assign this Agreement to its successor, any failure to make such an assignment will be considered to constitute the termination of Executive's employment without Cause effective upon the closing of the referenced transaction.

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         13.      NO INDUCEMENT, AGREEMENT VOLUNTARY. Executive represents that
(a) he has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Employer or its agents not contained herein,
(b) he has entered into this Agreement voluntarily, after having the opportunity to consult with representatives of his own choosing and that (c) his agreement is freely given.

         14. INTERPRETATION. Any paragraph, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions.

         15. PRIOR AGREEMENTS SUPERSEDED; AMENDMENTS. This Agreement revokes and supersedes all prior agreements, written and oral, and represents the entire agreement between the parties in relation to the employment of the Executive by the Company after the Commencement Date and shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by the Executive and the Employer.

         16. NOTICES. All notices, demands and requests of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

                           (a)      if to the Company, to:
                                    Alon USA GP, Inc.
                                    6000 Legacy Drive
                                    Plano, TX 75024
                                    Telecopy number: (972) 801-2570

                           (b)      if to Executive, to the address of
                                    Executive set forth on the signature page hereto;

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this
Section 16. Any such notice or communication shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery;
(ii) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (iii) if by registered or certified mail, on the third business day following the date postmarked.


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     17.  APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to principles of conflicts of law.

EXECUTIVE:                              EMPLOYER:

                                        ALON USA GP, INC.


/s/ JEFF D. MORRIS                      By: /s/ DAVID WIESSMAN
-----------------------                    ------------------------
Jeff D. Morris                          Name: David Wiessman
                                             ----------------------
                                        Title: Chairman
                                             ----------------------

Address for notices:

310 W. Glade
------------------------
COLLEYVILLE, TX
------------------------
               76034
------------------------


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             AMENDMENT TO EXECUTIVE/MANAGEMENT EMPLOYMENT AGREEMENT

This Amendment is made as of May 1, 2005 by and among Alon USA GP, LLC ("Employer") and Jeff D. Morris ("Executive").

Whereas, the Employer and Executive entered into that certain
Executive/Management Employment Agreement dated as of August 1, 2000 (the "Employment Agreement"); and

Whereas, it is necessary to amend the Employment Agreement to extend the term of the Employment Agreement and provide for additional provisions related to the title and capacity of the Executive.

Now therefore, the parties agree as follows:

1. In addition to capacity and title set forth in Section 1(b) of the Employment Agreement, Executive shall serve as President and Chief Executive Officer of Alon USA Energy, Inc., a Delaware corporation, the indirect parent of the Company.

2. Notwithstanding Section 1(c) of the Employment Agreement, the initial term of employment shall end on April 30, 2010; thereafter, the term shall renew automatically as provided in Section 1(c) of the Agreement.

3. Except as set forth in this Amendment, nothing contained herein is intended to modify or otherwise affect the terms and conditions of the Employment Agreement which shall remain in full force and effect.

In witness whereof, the parties have caused this Amendment to be executed and delivered as of the date first written above.

                                     Alon USA GP, LLC

                                     By: /s/ DAVID WIESSMAN
                                         --------------------------------

                                     Name: David Wiessman
                                           ------------------------------

                                     Executive: /s/ JEFF D. MORRIS
                                                ------------------------------